                               EXHIBIT 11
                 COMPUTATION OF INCOME (LOSS) PER SHARE
           FOR THE QUARTER ENDED SEPTEMBER 30, 2000 AND 1999


                                                            2000                 1999
                                                        -----------           ----------
Net income (loss)                                       $(1,818,562)          $9,157,554
                                                        ===========           ==========
Weighted average number of common shares outstanding      9,291,637            8,351,012
                                                        ===========           ==========
Basic income (loss) per share                           $     (0.20)          $     1.09
                                                        ===========           ==========
Weighted average number of common shares outstanding      9,291,637            8,351,012

Common share equivalents applicable to:
   Warrants - Class A
   Warrants - Class B
   Warrants - Class C                                                              9,067
   Warrants - Other                                         878,750              937,083
   Stock options                                          1,111,850              697,242
Less common stock acquired with net proceeds             (1,990,600)          (1,642,892)
                                                        -----------           ----------

Weighted average number of common shares and
common share equivalents used to compute diluted
loss per share                                            9,291,637            8,351,512
                                                        ===========           ==========
Diluted income (loss) per share                         $     (0.20)          $     1.09
                                                        ===========           ==========
